Exhibit 99.1

Streamex Corp. Reports Second Quarter 2026 Financial Results

WINTER PARK, Fla., August 17, 2026 (GLOBE NEWSWIRE) — Streamex Corp. (“Streamex” or the “Company”) (NASDAQ: STEX), a technology company building the future of the commodity markets through tokenization, today reported financial results for the second quarter ended June 30, 2026. Management will host a business and quarterly update call Monday, August 17, at 4:30 p.m. ET to discuss the results, provide a business update, introduce GLDC, and outline the Company’s product roadmap and growth strategy.

Streamex Q2 2026 Business & Quarterly Update Call Details

Management will host a conference call and webcast on Monday, August 17, 2026, at 4:30 p.m. ET to discuss the Company’s Q2 2026 financial results and provide a business update.

United States (New York): (646) 307-1952

USA & Canada Toll-Free: (888) 672-2415

Passcode: 3457683

Webcast: https://edge.media-server.com/mmc/p/d4t23nzf

A replay of the conference call will be available on the Investor Relations section of the Company’s website at ir.streamex.com shortly following the conclusion of the call.

The Company will take questions live during the call but also encourages investors and analysts wishing to participate in the question-and-answer portion to submit questions in advance to ir@streamex.com.

Highlight on First Revenue and Liquidity Position

Streamex recognized $0.1 million of gold lease income in the second quarter, its first income under the tokenized gold platform, and ended the quarter with a total liquidity position of $41.8 million and no outstanding debt. The Company’s liquidity position consisted of $18.5 million in cash and marketable securities, $6.0 million in digital assets, $15.5 million in physical gold, and a $1.8 million investment in Metalayer. Working capital stood at $32.8 million and total equity was $147.1 million as of quarter-end.

Operating cash burn for the second quarter was $1.6 million per month, which included approximately $0.5 million in non-recurring items consisting of accounting and consulting services, one-time personnel costs, and marketing expenses. Excluding these items, the Company expects operating cash burn of approximately $1.1 million per month in the third quarter of 2026.

Liquidity Position — As of June 30, 2026

Item	Amount
Cash and Marketable Securities	$18.5	M
Digital Assets	$6.0	M
Total Cash and Investments	$24.5	M
Physical Gold	$15.5	M
Metalayer Investment	$1.8	M
Total Liquidity Position	$41.8	M
Working Capital	$32.8	M
Total Debt	None
Total Equity	$147.1	M

Henry McPhie, Co-Founder & Chief Executive Officer of Streamex, said:

“The second quarter marked a key inflection point in our journey. It was when our strategy started becoming a system. Our first product, GLDY, now has distribution, custody, liquidity, and independent verification behind it, and each piece we added made the next one easier to add. That compounding effect is the whole thesis behind Streamex

Just as important, we did this while ending the quarter with $41.8 million in total liquidity, no debt, and a cost structure we are actively tightening. On our earnings call, I will spend less time on what we have previously announced and more time on addressing our future, including anticipated growth and positive catalysts for GLDY, and where Streamex is going next, starting with our permissionless gold offering - GLDC and the assets that we expect will follow gold.”

About Streamex Corp.

Streamex Corp. (NASDAQ: STEX) is a technology and infrastructure company focused on the tokenization and digitalization of commodity real-world assets. Streamex delivers institutional-grade solutions that bridge traditional finance and blockchain-enabled markets through secure, regulated, and yield-bearing financial instruments.

For more information, visit www.streamex.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Streamex’s business strategy, product roadmap, platform development, future growth, expected operating cash burn, distribution partnerships, potential future product capabilities including GLDC, and the expected performance and adoption of GLDY and other products. Statements regarding future product functionality and expected expense levels reflect current intentions and estimates and are not commitments or guarantees. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are beyond Streamex’s control, and actual results may differ materially. Factors that could cause such differences include, among others, market conditions, regulatory developments, the value of digital assets and physical gold held by the Company, and macroeconomic factors affecting digital asset and commodity markets. A discussion of these and other factors is set forth in Streamex’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or updated by Streamex’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Streamex undertakes no obligation to update or revise any forward-looking statements except as required by applicable law.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding the Company’s financial results, the Company is disclosing in this press release total liquidity position and total cash and investments, which are non-GAAP financial measures used by management to understand and evaluate the Company’s core operating performance and trends. Management believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the Company’s operating results, as they permit investors to view core business performance using the same metrics that management uses to evaluate performance. Nevertheless, the Company’s use of these non-GAAP financial measures has limitations as an analytical tool, and investors should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Instead, investors should consider these measures alongside GAAP-based financial performance measures, total cash and marketable securities, digital assets, physical gold, Metalayer investment, working capital, total debt, total equity, and the Company’s other GAAP financial results. Set forth above are reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. These reconciliations should be carefully evaluated.

Contacts

Streamex Press & Investor Relations

Adele Carey – Alliance Advisors Investor Relations

IR@streamex.com | acarey@allianceadvisors.com

Henry McPhie

Chief Executive Officer, Streamex Corp.

www.streamex.com | X.com/streamex